Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated October 1, 2008

Enhanced Participation Note Linked to the S&P 500® Index
October 1, 2008

Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	S&P 500® Index

Currency:	United States dollars ($ or USD)

Face Amount:	Each note will have a Face Amount equal to $1,000; $2,850,000 in the aggregate for all the offered notes

We may decide to sell additional notes after the Trade Date but prior to the Settlement Date at an issue price (and underwriting discount and net proceeds) that differs from the Original Issue Price.

Original Issue Price:	100% of Face Amount

Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Trade Date:	October 1, 2008

Original Issue Date (Settlement Date):	October 16, 2008

Stated Maturity Date:	October 18, 2010, unless postponed due to a non-business day

Determination Date:	October 1, 2010, unless postponed due to a market disruption event or non-trading day

Initial Index Level:	1,144.00

Final Index Level:	To be determined on the Determination Date

Participation Rate:	200%

Cap Level:	114.30% of the Initial Index Level

Buffer Level:	85% of the Initial Index Level (equal to a -15% index return)

Buffer Rate:	The quotient of the Initial Index Level divided by the Buffer Level, which equals approximately 117.65%

Buffer Amount:	15%

Maximum Redemption:	128.60% of the Face Amount

Index Return:	The result of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, expressed as a positive or negative percentage.

Payment Amount:	On the Stated Maturity Date, you will receive an amount in cash per note equal to:

If the Final Index Level is greater than or equal to the Cap Level, the Maximum Redemption

If the Final Index Level is greater than the Initial Index Level but less than the Cap Level, the sum of (1) the $1,000 Face Amount plus (2) the product of (i) the $1,000 Face Amount times (ii) the Participation Rate times (iii) the Index Return

If the Final Index Level is equal to or less than the Initial Index Level but greater than or equal to the Buffer Level, the $1,000 Face Amount

If the Final Index Level is less than the Buffer Level,
     the sum of (1) the $1,000 Face Amount plus (2) the product of (i) the $1,000 Face Amount times (ii) the Buffer Rate times (iii) the sum of the Index Return plus the Buffer Amount

This note is not principal protected. Investors can lose up to 100% of the principal amount invested.

Calculation Agent:	Goldman, Sachs & Co.

No interest:	The notes will not bear interest

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

Time of Trade:	10:34 am, October 1, 2008, NY time

Cusip/ISIN:	282649706/US2826497065

Hypothetical Examples:	The hypothetical return examples in the table below assume a Participation Rate of 200%, a Cap Level of 114.30% of the Initial Index Level, a Maximum Redemption of 128.60% of the Face Amount and a Buffer Level of 85% of the Initial Index Level.

Hypothetical Final Index Level	Maximum Redemption
(as % of Initial Index Level)	(as % of Face Amount)

200.00%	128.60%
150.00%	128.60%
125.00%	128.60%
114.30%	128.60%
103.00%	106.00%
102.00%	104.00%
100.00%	100.00%
97.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	100.00%
75.00%	88.24%
60.00%	70.59%
50.00%	58.82%
25.00%	29.41%
0.00%	0.00%

Investment Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the prospectus for the notes, including any applicable pricing supplement, which will be made available to prospective investors upon an offering of the notes.

Disclaimers

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, are registered trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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